Exhibit 99.1

Tallgrass Energy Increases Quarterly Dividend and
Announces Date for Second Quarter 2018 Financial Results

LEAWOOD, Kansas--(BUSINESS WIRE)--July 9, 2018--Tallgrass Energy, LP (NYSE: TGE) today announced its quarterly dividend for the second quarter of 2018. The dividend will be paid on Tuesday, August 14, 2018, to shareholders of record as of the close of business on Tuesday, July 31, 2018.

The board of directors of TGE’s general partner declared a quarterly cash dividend of $0.4975 per Class A share for the second quarter of 2018, or $1.99 on an annualized basis. This represents a 2.1 percent sequential increase from the first quarter 2018 dividend of $0.4875 per Class A share and an increase of 45.3 percent from the second quarter 2017 dividend of $0.3425 per Class A share. It is TGE’s 12th consecutive increase since its May 2015 IPO.

Effective June 30, 2018, TGE acquired all of the outstanding public common units of Tallgrass Energy Partners, LP in a previously announced merger transaction. Upon completion of the transaction, TGE changed its name to Tallgrass Energy, LP (formerly Tallgrass Energy GP, LP) and effective July 2, 2018, changed its NYSE ticker symbol from “TEGP” to “TGE.”

Second Quarter 2018 Financial Results and Conference Call
Tallgrass plans to report second quarter 2018 financial results on Thursday, August 2, 2018, and hold a conference call at 3:30 p.m. Central Time that same day.

TGE invites shareholders and other interested parties to listen to the call through a link posted on the Investor Relations section of Tallgrass’s website at www.tallgrassenergy.com.

About Tallgrass Energy
Tallgrass Energy, LP (NYSE: TGE) is a growth-oriented midstream energy infrastructure company operating across 11 states with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.
To learn more, please visit our website at www.tallgrassenergy.com.

Contacts

Investor and Financial Inquiries
Nate Lien
913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond
303-763-3568
media.relations@tallgrassenergylp.com